UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                              RIVIERA TOOL COMPANY
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                  769648 10 6
                                 (CUSIP Number)

                                DECEMBER 31, 2001
            (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13G

----------------------                                         -----------------
 CUSIP NO. 769648 10 6                                         PAGE 2 OF 6 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
|   |       |   | NAME  OF  REPORTING  PERSON
|   |       |   | JB  Capital  Partners,  L.P.
| 1.|       |   | I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
|   |       |   | 13-3726439
--------------------------------------------------------------------------------
| 2.|       |   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  [ ]
|   |       |   |                                                    (b)  [X]
--------------------------------------------------------------------------------
| 3.|       |   | SEC  USE  ONLY
--------------------------------------------------------------------------------
|   |       |   | CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
| 4.|       |   | Delaware
--------------------------------------------------------------------------------
            |   | SOLE VOTING POWER
            | 5.| - 0 -
 NUMBER OF  |-------------------------------------------------------------------
   SHARES   |   | SHARED VOTING POWER
BENEFICIALLY| 6.| 309,375
  OWNED BY  |-------------------------------------------------------------------
   EACH     |   | SOLE DISPOSITIVE POWER
 REPORTING  | 7.| - 0 -
PERSON WITH |-------------------------------------------------------------------
            |   | SHARED DISPOSITIVE POWER
            | 8.| 309,375
--------------------------------------------------------------------------------
|   |       |   | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
| 9.|       |   | 309,375
--------------------------------------------------------------------------------
|   |       |   | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
|10.|       |   | SHARES*  [ ]

--------------------------------------------------------------------------------
|   |       |   | PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
|11.|       |   | 9.2%
--------------------------------------------------------------------------------
|   |       |   | TYPE  OF  REPORTING  PERSON*
|12.|       |   | PN

--------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT
--------------------------------------------------------------------------------

                                  Schedule 13G

----------------------                                         -----------------
 CUSIP NO. 769648 10 6                                         PAGE 3 OF 6 PAGES
----------------------                                         -----------------

--------------------------------------------------------------------------------
|   |       |   | NAME  OF  REPORTING  PERSON
| 1.|       |   | Alan  W.  Weber
|   |       |   | I.R.S. IDENTIFICATION  NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
| 2.|       |   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  [ ]
|   |       |   |                                                    (b)  [X]
--------------------------------------------------------------------------------
| 3.|       |   | SEC  USE  ONLY
--------------------------------------------------------------------------------
|   |       |   | CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
| 4.|       |   | United  States
--------------------------------------------------------------------------------
            |   | SOLE VOTING POWER
            | 5.| - 0 -
 NUMBER OF  |-------------------------------------------------------------------
   SHARES   |   | SHARED VOTING POWER
BENEFICIALLY| 6.| 309,375
  OWNED BY  |-------------------------------------------------------------------
   EACH     |   | SOLE DISPOSITIVE POWER
 REPORTING  | 7.| - 0 -
PERSON WITH |-------------------------------------------------------------------
            |   | SHARED DISPOSITIVE POWER
            | 8.| 309,375
--------------------------------------------------------------------------------
|   |       |   | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
| 9.|       |   | 309,375
--------------------------------------------------------------------------------
|   |       |   | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
|10.|       |   | SHARES*  [ ]

--------------------------------------------------------------------------------
|   |       |   | PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
|11.|       |   | 9.2%
--------------------------------------------------------------------------------
|   |       |   | TYPE  OF  REPORTING  PERSON*
|12.|       |   | IN

--------------------------------------------------------------------------------
                  *SEE INSTRUCTIONS BEFORE FILLING OUT
--------------------------------------------------------------------------------

                                  Schedule 13G

ITEM 1(A).     NAME OF ISSUER.

               Riviera Tool Company

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5460 Executive Parkway S.E., Grand Rapids, MI 49512

ITEM 2(A).     NAME OF PERSONS FILING:

               This statement is filed by:

               (i) JB Capital Partners, L.P., a Delaware limited partnership ("JB Capital"); and

               (ii) Alan  W.  Weber,  a  United  States  citizen  ("Weber")

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               23 Berkley Lane, Rye Brook, New York 10573

ITEM 2(C).     CITIZENSHIP:

               See Item 2(a)

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, No Par Value

ITEM 2(E).     CUSIP NUMBER:

               769648 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


                                Page 4 of 6 Pages

                                  Schedule 13G

ITEM 4.        OWNERSHIP:

               (a)  Amount  beneficially  owned  by  reporting  persons: 309,375 shares
               (b)  Percent  of  class:  9.2%
               (c)  Number  of  shares  as  to  which  reporting  persons  have:
                    (i)  Sole  power  to  vote  or  to direct the vote: 0 shares
                    (ii) Shared  power  to  vote  or to direct the vote: 309,375 shares
                    (iii) Sole power to dispose or to direct the disposition of:
                         0  shares
                    (iv) Shared  power  to  dispose or to direct the disposition of:  309,375  shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               None of the reporting persons is an entity specified in Rule 13d-1 (b) (1) (ii).

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                Page 5 of 6 Pages

                                  Schedule 13G

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 8, 2002



                                   JB CAPITAL PARTNERS, L.P.


                                   By: /s/ Alan W. Weber
                                       -----------------------
                                       Name: Alan W. Weber
                                       Title: General Partner




                                   By: /s/ Alan W. Weber
                                       -----------------------
                                       Name: Alan W. Weber


                                Page 6 of 6 Pages